Dresser-Rand Achieved Record Quarterly Sales and Earnings

Achieved Record New Units and Aftermarket Bookings in 2012

Reiterates Bookings and Operating Income Guidance for 2013

HOUSTON, Feb. 28, 2013 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	Three months ended December 31,		Year ended December 31,
	(Unaudited)
	2012	2011	2012	2011
Total revenues	$844.4	$738.0	$2,736.4	$2,311.6
Income from operations	$137.6	$127.6	$335.9	$258.7
Interest expense, net	($12.3)	($17.0)	($60.2)	($61.7)
Early redemption premium on debt	$0.0	$0.0	$0.0	($10.1)
Other expense, net	($0.8)	($4.3)	$0.0	($3.0)
Income before income taxes	$124.5	$106.3	$275.7	$183.9
Net income attributable to Dresser-Rand	$80.2	$68.9	$179.0	$120.8
Diluted EPS	$1.05	$0.91	$2.35	$1.54
Shares used to compute EPS (000)	76,576	75,903	76,276	78,319
Other information:
Total bookings	$725.2	$561.8	$3,162.8	$2,858.6
Total backlog	$2,946.0	$2,552.6	$2,946.0	$2,552.6

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $80.2 million, or $1.05 per diluted share, for the fourth quarter 2012, which compares with net income of $68.9 million, or $0.91 per diluted share, for the fourth quarter 2011. Net income was $179.0 million, or $2.35 per diluted share, for 2012, which compares with net income of $120.8 million, or $1.54 per diluted share, for 2011.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "Our fourth quarter operating income of $138 million was a record level for our Company. Additionally, we are pleased with the record levels of both new unit and aftermarket bookings achieved in 2012, which represents overall an 11% increase above the record bookings achieved in 2011. In our traditional new units markets, there was a 9% increase principally due to the vibrant upstream part of the business, associated with oil production, and the strong midstream market, associated with gas transmission. In the aftermarket segment, the overall bookings for 2012 were up approximately 13% over 2011, reflecting the ongoing economic recovery in most geographic regions, particularly the Middle East and Latin America.

"As we enter 2013, given the record level backlog and our expectation for 2013 bookings to be higher than 2012, we are enthusiastic about this being a year in which we believe our operating earnings should increase by at least 35% and potentially as high as 60% from 2012."

Total revenues for the fourth quarter 2012 of $844.4 million increased $106.4 million or 14% compared with $738.0 million for the fourth quarter 2011. Total revenues for 2012 of $2,736.4 million increased $424.8 million or 18% compared with revenues of $2,311.6 million for 2011. Factors contributing to the increase are mentioned in the individual segment discussions below.

Operating income for the fourth quarter 2012 was $137.6 million. This compares to operating income of $127.6 million for the fourth quarter 2011. Fourth quarter 2012 operating income increased from the same period in 2011 principally from higher volume.

Operating income for 2012 was $335.9 million compared with $258.7 million for 2011. Operating income increased year-over-year due to higher volume, partially offset by an estimated $20 million adverse translational impact of a stronger U.S. dollar. Results in 2011 include the non-recurring Guascor integration and transaction-related expenses of approximately $16.3 million.

Net income for the fourth quarter 2012 of $80.2 million compares to $68.9 million for the corresponding period in 2011. Net income for 2012 of $179.0 million compares to $120.8 million for 2011. These increases are principally due to the factors discussed above as well as lower interest expense partially offset by higher income taxes in 2012.

The effective tax rate for the fourth quarter 2012 was 34.5% compared to 34.3% for the fourth quarter 2011. The effective tax rate for the fourth quarter 2012 was slightly higher than previously anticipated principally due to the shift in the mix of foreign earnings to countries with higher tax rates.

The effective tax rate for 2012 was 33.7 % compared to 34.2% for 2011. On January 2, 2013, the American Taxpayer Relief Act of 2012 ("ATRA") was signed into law. Some of the provisions were retroactive to January 1, 2012, including the exclusion from U.S. federal taxable income of certain interest, dividends, rents, and royalty income of foreign affiliates, as well as the tax benefits of the credits associated with that income. The tax rate above reflects the tax law that was in place as of December 31, 2012, because accounting rules do not allow for the law to be applied before the year the law is enacted. Had the ATRA been enacted prior to January 1, 2013, our overall tax expense would have been approximately $4.0 million lower with an overall effective rate of approximately 32% for 2012. This $4.0 million difference will be reflected as a credit to income tax expense in the first quarter 2013 as a discrete event.

Bookings for the fourth quarter 2012 of $725.2 million were $163.4 million or 29% higher than the $561.8 million booked in the fourth quarter 2011. Bookings for 2012 of $3,162.8 million were $304.2 million or 11% higher than the $2,858.6 million booked in 2011. This year-over-year increase comes despite a notable contract in 2011 from Petrobras to supply all turbo compressors for the 8 "replicant" FPSOs destined for the Lula and Guara fields located offshore Brazil. The amounts booked in 2011 for this contract include approximately $400 million in new units and $60 million in aftermarket services.

The backlog at the end of December 2012 of $2,946.0 million was 15% higher than the $2,552.6 million backlog at the end of December 2011.

New Units Segment

New unit revenues for the fourth quarter 2012 of $399.0 million increased $55.8 million or 16% compared with $343.2 million for the fourth quarter 2011. New unit revenues for 2012 of $1,301.6 million increased $219.4 million or 20% compared with $1,082.2 million for 2011. Revenues increased principally as a result of the continuing growth in the Company's served markets partially offset by an estimated $38.8 million adverse translational impact of the stronger U.S. dollar on full year revenues.

New unit operating income for the fourth quarter 2012 of $49.3 million compares with operating income of $44.4 million for the fourth quarter 2011. The increase in this segment's operating results was primarily attributable to higher volumes. This segment's operating margin was 12.4% compared with 12.9% for the fourth quarter 2011. The decrease in operating margin from the corresponding period in 2011 was principally attributable to a less favorable mix within the segment.

New unit operating income was $117.9 million for 2012 compared to $110.4 million for 2011. The increase in this segment's operating income from 2011 was principally due to higher volumes. This segment's operating margin for 2012 was 9.1% compared with 10.2% for 2011. The decrease in this segment's operating margin from 2011 was principally due to a less favorable mix of projects and a higher allocation of fixed costs resulting from an increase in new unit revenues as a percentage of total revenues.

New unit bookings for the fourth quarter 2012 of $363.3 million compare to $226.1 million booked during the corresponding period in 2011. The increase in bookings reflects the variability of bookings, client subjectivity in placing orders and the timing of large orders. New unit bookings for 2012 of $1,630.0 million were 9% higher than the bookings for 2011 of $1,500.3 million. The increase reflects the continuing recovery across worldwide energy infrastructure markets, with major orders from the upstream and midstream markets.

The new unit backlog at December 31, 2012 of $2,370.6 million was 14% higher than the $2,075.2 million backlog at December 31, 2011.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2012 of $445.4 million increased $50.6 million or 13% compared with $394.8 million for the fourth quarter 2011. Aftermarket parts and services revenues for 2012 of $1,434.8 million increased $205.4 million or 17% compared with $1,229.4 million for 2011. Revenues increased principally due to the ongoing economic recovery in most geographic regions, particularly the Middle East and Latin America, and price increases on parts and services, partially offset by an estimated $64.3 million adverse translational impact of a stronger U.S. dollar on full year revenues.

Aftermarket operating income for fourth quarter 2012 of $123.9 million compares with $108.5 million for the fourth quarter 2011. This segment's operating margin for the fourth quarter 2012 of 27.8% compares with 27.5% for the fourth quarter 2011. The increase in this segment's operating results was primarily attributable to higher volumes. Operating margin was essentially the same as the corresponding period in 2011 as the benefits of operating leverage due to higher volumes offset higher period costs.

Aftermarket operating income for 2012 of $323.2 million compares with $252.7 million for 2011. This segment's operating margin for 2012 of approximately 22.5% compares with 20.6% for 2011. The increase in operating margin was mainly due to the benefits of higher volume on operating leverage and a lower allocation of fixed costs resulting from a decrease in aftermarket revenues as a percentage of total revenues.

Aftermarket bookings for the fourth quarter 2012 of $361.9 million were 8% higher than bookings for the corresponding period in 2011 of $335.7 million. Bookings for 2012 of $1,532.8 million were 13% higher than bookings for 2011 of $1,358.3 million.

The aftermarket backlog at December 31, 2012 was $575.4 million and compares with a backlog of $477.4 million at December 31, 2011.

Liquidity and Capital Resources

As of December 31, 2012, the Company had cash and cash equivalents of $122.8 million and the ability to borrow $231.3 million under the $766.0 million revolving portion of its Senior Secured Credit Facility, as $219.6 million was used for outstanding letters of credit and $315.1 million of borrowings was outstanding. In addition to these letters of credit, $119.9 million of letters of credit and bank guarantees were outstanding at December 31, 2012, which were issued by banks offering uncommitted lines of credit.

In 2012, cash provided by operating activities was $92.8 million compared with $108.1 million for 2011. The decrease of $15.3 million in net cash provided by operating activities was principally from an increase in working capital, which more than offset higher net income.

Net cash used in investing activities was $124.1 million for 2012, compared to $346.0 million for 2011. Cash used in investing activities in 2012 includes $73.3 million of capital expenditures, $48.8 million related to the acquisition of Synchrony, Inc. (net of cash acquired) and $12.0 million related to an additional capital investment in the non-controlling interest of Echogen Power Systems, LLC. Cash used in investing activities in 2011 includes $283.5 million related to the acquisition of Guascor (net of cash acquired), which closed on May 4, 2011, and $10 million related to the initial investment in the non-controlling interest of Echogen. Cash provided by financing activities was $27.2 million in 2012, compared to cash used in financing activities of $53.3 million in 2011.

During 2011, the Company refinanced its unsecured senior subordinated notes, effected three separate Accelerated Stock Buyback (ASB) programs totaling $505.0 million and entered into a new senior secured credit facility.

As of December 31, 2012, total debt was $1,050.8 million and total debt net of cash and cash equivalents was approximately $910.4 million.

Outlook

The Company reiterates its guidance for 2013 new unit bookings of $1.8 to $2.0 billion. Given the delays in several major projects the Company believes that as much as two-thirds of these bookings may occur in the second half of the year. The Company also reiterates aftermarket bookings of $1.6 to $1.8 billion with the clear understanding that there is an element of geopolitical risk that could potentially impact aftermarket bookings. On the basis of the above, the Company reiterates its full year 2013 operating income guidance of $450 to $530 million with a bias presently toward the lower half of the range. New unit segment margins are expected to be approximately 10% and aftermarket segment margins are expected to be in the range of 23 to 25%. The Company expects its full year 2013 interest expense to be approximately $60 million and its effective tax rate to be approximately 32 to 34%.

Conference Call

The Company will discuss its fourth quarter 2012 results at its conference call on March 1, 2013, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on March 1, 2013, through 11:59 p.m. Eastern Time on March 8, 2013. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (800) 585-8367 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 11985088.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook," and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following:economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of our information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
($ in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Unaudited)

Net sales of products	$ 612.7	$ 521.5	$ 1,925.1	$ 1,639.8
Net sales of services	231.7	216.5	811.3	671.8
Total revenues	844.4	738.0	2,736.4	2,311.6
Cost of products sold	440.0	364.0	1,429.1	1,190.1
Cost of services sold	155.6	144.7	575.2	477.8
Total cost of sales	595.6	508.7	2,004.3	1,667.9
Gross profit	248.8	229.3	732.1	643.7
Selling and administrative expenses	98.4	94.8	365.8	357.4
Research and development expenses	12.8	6.9	30.4	27.6
Income from operations	137.6	127.6	335.9	258.7
Interest expense, net	(12.3)	(17.0)	(60.2)	(61.7)
Early redemption premium on debt	-	-	-	(10.1)
Other expense, net	(0.8)	(4.3)	-	(3.0)
Income before income taxes	124.5	106.3	275.7	183.9
Provision for income taxes	43.0	36.5	92.8	62.9
Net income	81.5	69.8	182.9	121.0
Net income attributable to noncontrolling interest	(1.3)	(0.9)	(3.9)	(0.2)
Net income attributable to Dresser-Rand	$ 80.2	$ 68.9	$ 179.0	$ 120.8
Net income attributable to Dresser-Rand per share
Basic	$ 1.06	$ 0.92	$ 2.37	$ 1.56
Diluted	$ 1.05	$ 0.91	$ 2.35	$ 1.54
Weighted average shares outstanding - (in thousands)
Basic	75,566	75,034	75,487	77,532
Diluted	76,576	75,903	76,276	78,319

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
($ in millions)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Unaudited)
Revenues
New units	$ 399.0	$ 343.2	$ 1,301.6	$ 1,082.2
Aftermarket parts and services	445.4	394.8	1,434.8	1,229.4
Total revenues	$ 844.4	$ 738.0	$ 2,736.4	$ 2,311.6
Gross profit
New units	$ 74.5	$ 72.8	$ 215.9	$ 210.1
Aftermarket parts and services	174.3	156.5	516.2	433.6
Total gross profit	$ 248.8	$ 229.3	$ 732.1	$ 643.7
Income from operations
New units	$ 49.3	$ 44.4	$ 117.9	$ 110.4
Aftermarket parts and services	123.9	108.5	323.2	252.7
Unallocable	(35.6)	(25.3)	(105.2)	(104.4)
Total income from operations	$ 137.6	$ 127.6	$ 335.9	$ 258.7
Bookings
New units	$ 363.3	$ 226.1	$ 1,630.0	$ 1,500.3
Aftermarket parts and services	361.9	335.7	1,532.8	1,358.3
Total bookings	$ 725.2	$ 561.8	$ 3,162.8	$ 2,858.6
Backlog - ending
New units	$ 2,370.6	$ 2,075.2	$ 2,370.6	$ 2,075.2
Aftermarket parts and services	575.4	477.4	575.4	477.4
Total backlog	$ 2,946.0	$ 2,552.6	$ 2,946.0	$ 2,552.6

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
($ in millions)

	December 31,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$ 122.8	$ 128.2
Restricted cash	17.6	29.5
Accounts receivable, less allowance for losses of $9.6 at 2012 and $9.3 at 2011	565.9	477.5
Inventories, net	552.5	407.7
Prepaid expenses and other	66.7	67.1
Deferred income taxes, net	30.5	40.3
Total current assets	1,356.0	1,150.3
Property, plant and equipment, net	466.9	456.0
Goodwill	911.3	869.8
Intangible assets, net	506.9	508.0
Deferred income taxes	14.9	11.1
Other assets	77.0	68.5
Total assets	$ 3,333.0	$ 3,063.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 600.4	$ 600.7
Customer advance payments	282.3	272.2
Accrued income taxes payable	44.4	20.1
Current portion of long-term debt	35.9	39.3
Total current liabilities	963.0	932.3
Deferred income taxes	35.8	45.2
Postemployment and other employee benefit liabilities	142.8	135.9
Long-term debt	1,014.9	990.4
Other noncurrent liabilities	81.6	86.9
Total liabilities	2,238.1	2,190.7
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,675,854 and 75,363,784 shares issued and outstanding at
December 31, 2012, and December 31, 2011, respectively	0.8	0.8
Additional paid-in capital	140.5	105.2
Retained earnings	1,084.6	905.6
Accumulated other comprehensive loss	(134.7)	(138.8)
Total Dresser-Rand stockholders' equity	1,091.2	872.8
Noncontrolling interest	3.7	0.2
Total stockholders' equity	1,094.9	873.0
Total liabilities and stockholders' equity	$ 3,333.0	$ 3,063.7

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
($ in millions)

	Year ended December 31,
	2012	2011

Cash flows from operating activities
Net income	$ 182.9	$ 121.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85.5	78.9
Deferred income taxes	8.6	20.8
Stock-based compensation	22.1	14.7
Excess tax benefits from stock-based compensation	(4.1)	(4.4)
Amortization of debt financing costs	3.9	11.7
Provision for losses on inventory	3.1	(0.6)
Loss on sale of property, plant and equipment	3.6	0.7
Net loss from equity investments	2.1	2.6
Changes in working capital and other, net of acquisitions
Accounts receivable	(85.0)	(106.5)
Inventories	(140.9)	(85.2)
Accounts payable and accruals	(1.5)	81.6
Customer advances	3.8	18.5
Other	8.7	(45.7)
Net cash provided by operating activities	92.8	108.1
Cash flows from investing activities
Capital expenditures	(73.3)	(50.8)
Proceeds from sales of property, plant and equipment	0.9	0.5
Acquisitions, net of cash acquired	(48.8)	(283.5)
Other investments	(15.3)	(14.7)
Decrease in restricted cash balances	12.4	2.5
Net cash used in investing activities	(124.1)	(346.0)
Cash flows from financing activities
Proceeds from exercise of stock options	2.8	5.9
Proceeds from borrowings	717.9	1,490.1
Excess tax benefits from stock-based compensation	4.1	4.4
Repurchase of common stock	-	(505.0)
Payments for debt financing costs	(0.5)	(16.1)
Repayments of borrowings	(697.1)	(1,032.6)
Net cash provided by (used in) financing activities	27.2	(53.3)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(1.4)
Net decrease in cash and cash equivalents	(5.4)	(292.6)
Cash and cash equivalents, beginning of period	128.2	420.8
Cash and cash equivalents, end of period	$ 122.8	$ 128.2

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	December 31,	December 31,
	2012	2011
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 140.4	$ 157.7
Current portion of long-term debt	(35.9)	(39.3)
Long-term debt	(1,014.9)	(990.4)
Net debt	$ (910.4)	$ (872.0)

Net debt is defined as total debt minus cash and cash equivalents. The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Vice-President Investor Relations, +1-713-973-5497